SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

CLIENT	Labor Smart, Inc.
5604 Wendy Bagwell Parkway
Hiram, GA 30141

TRANSFAC	Transfac Capital, Inc.
257 East 200 South
Salt Lake City, UT 84111

The Purchase and Sale Agreement dated July 19, 2013 (“the Agreement”) between Labor Smart, Inc. and Transfac Capital, Inc. is being amended as set forth below.

A.)	Under Section 1, Definitions: "Advance Rate" means ninety percent (90%), or such other percent as may be determined from time to time by Transfac in its sole discretion.

B.)	Under Section 1, Definitions: "Account Due Date" means ninety (90) days from the date of the invoice evidencing the Account.

C.)	Under Section 1, Definitions: “Maximum Advances” is restated as follows:

"Maximum Advances" means the maximum aggregate amount of Outstanding Advances, which amount shall not exceed four million dollars ($4,000,000.00), or such other amount as may be determined from time to time by Transfac in its sole discretion.

D.)	Under Section 1, Definitions: The following definition is hereby added to Section 1:

“Origination Fee” means One Quarter of One Percent (.25%) of the Maximum Advances which shall be due and payable on the date of this signed Second Amendment to Purchase and Sale Agreement.

E.)	Under Section 1, Definitions: "Contract Term" is restated as follows:

"Contract Term" means an initial period of twenty-four (24) months commencing on the date of this signed Second Amendment to Purchase and Sale Agreement and renewal periods of one (1) year thereafter.

In all other respects, the Agreement will remain in full force and effect.

IN WITNESS HEREOF, CLIENT and TRANSFAC have accepted and agreed to this Second Amendment to Purchase and Sale Agreement effective January ____, 2015.

Transfac Capital, Inc.

By: /s/ John D.Thompson____________________________

Name: John D. Thompson___________________________

Title: CFO_______________________________________

Labor Smart, Inc.	Second Amendment to Purchase and Sale Agreement

Labor Smart, Inc.

By: /s/ Ryan Schadel_____________________________

Name: Ryan Scahdel_____________________________

Title: CEO_____________________________________

REAFFIRMATION OF PERSONAL GUARANTY

The undersigned guarantor hereby acknowledges the terms and conditions of this Second Amendment to Purchase and Sale Agreement and reaffirms the previously executed Personal Guarantee dated July 19, 2013 of all obligations of Client to Transfac.

Guarantor:

/s/ Ryan Schadel__________________________________

Christopher Ryan Schadel